Exhibit 99.1

Acorn Hosts Annual Stockholder Meeting and Management Q&A in Person and via Zoom on Tuesday, September 12th at 1pm ET

BALTIMORE and WILMINGTON, Del., Sept. 06, 2023 (GLOBE NEWSWIRE) — Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other critical industrial assets, will hold its 2023 Annual Meeting of Stockholders at 1:00 PM ET on Tuesday, September 12, 2023 at 2800 Quarry Lake Drive, Suite 130, Baltimore, Maryland 21209. The meeting will also be accessible via Zoom for investors who register in advance by contacting Acorn’s Assistant Secretary by email at AcornMeeting@gmail.com.

Annual Meeting Zoom Link: https://us02web.zoom.us/j/84545768072

Telephone number: 1-646-558-8656

Meeting ID: 845 4576 8072

Registered participants will be admitted from the Zoom waiting room into the meeting at approximately 12:55 PM ET.

On the day of the meeting, please email AcornMeeting@gmail.com ahead of the scheduled meeting time with any questions or technical issues.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net) Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including more than 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com